Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-273618), Form S-8 (333-264728) and Form S-8 (333-273621) of Bausch + Lomb Corporation of our report dated August 30, 2023, with respect to the abbreviated financial statements related to the worldwide rights to Xiidra®, AcuStream, SAF312, and OJL332 (collectively, “the Assets”) of Novartis Group (“Novartis”), which report appears in the Form 8-K of Bausch + Lomb Corporation dated September 6, 2023.

/s/ KPMG AG

Basel, Switzerland

November 13, 2023